Exhibit 5.1

Opinion of Greenberg Traurig, P.A.

February 25, 2015

Platform Specialty Products Corporation
5200 Blue Lagoon Drive
Suite 855
Miami, FL 33126

Re:           Platform Specialty Products Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

Platform Specialty Products Corporation, a Delaware corporation (the “Company”), is filing today with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration by the Company of 22,107,590 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) issuable upon the conversion of shares of the Company’s Series B convertible preferred stock, par value $0.01 per share (the “Series B Convertible Preferred Stock”), to be offered and sold by the selling stockholder identified in the Registration Statement (the “Shares”).  We have acted as special counsel to the Company in connection with the preparation and filing of the Registration Statement.

In connection with the preparation of the Registration Statement and this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”):

(i)
the Company’s certificate of incorporation and certificate of domestication, each as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on January 22, 2014, as amended by the certificate of amendment of certificate of incorporation of the Company as filed with the Secretary of State on June 12, 2014, and as further amended by the Certificate of Designation of Series B Convertible Preferred Stock of the Company, as filed with the Secretary of State on February 13, 2015 (the “Certificate of Designation,” and together with the certificates referenced above, collectively, the “Certificate of Incorporation”);

(ii)	the Company’s amended and restated by-laws;

(iii)	resolutions adopted by the board of directors (or committees thereof) of the Company;

(iv)	the Registration Statement, including the prospectus contained therein, and exhibits thereto; and

(v)	such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents and upon statements of officers of the Company.

Based upon the foregoing examination, and subject to the qualifications set forth below, we are of the opinion that the Shares, when issued in accordance with the Certificate of Designation and delivered in accordance with Delaware law, will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware which includes the statutory provisions thereof as well as all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting these laws. Our opinion is rendered only with respect to laws, and the rules, regulations and orders thereunder, which are currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus comprising a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours, /s/ Greenberg Traurig, P.A. Greenberg Traurig, P.A.